EXHIBIT 5.1

601 Lexington Avenue

New York, New York 10022-4611

(212) 446-4800

www.kirkland.com

August 26, 2015

Capital Auto Receivables LLC

Corporation Trust Center

1209 Orange Street

Wilmington, Delaware 19801

Re:	Enforceability Opinion

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special counsel to Capital Auto Receivables LLC (the “Depositor”) and Ally Financial Inc. (“Ally Financial”) in connection with the sale by the Depositor of $131,000,000 aggregate principal balance of the Class A-1b Floating Rate Asset Backed Notes (the “Class A-1b Notes”). The Class A-1b Notes were originally issued by Capital Auto Receivables Asset Trust 2015-3 (the “Issuing Entity”) pursuant to an Indenture (the “Indenture”), dated as of August 19, 2015, between the Issuing Entity and Deutsche Bank Trust Company Americas, as indenture trustee (the “Indenture Trustee”).

The Class A-1b Notes were initially retained by the Depositor on August 19, 2015. The Class A-1b Notes are now being offered for sale in a transaction pursuant to the registration requirements of the Securities Act of 1933, as amended (the “Act”). The Depositor intends to sell the Class A-1b Notes on August 27, 2015 (the “Sale Date”).

We are generally familiar with the proceedings required to be taken in connection with the authorization, issuance and proposed sale of the Class A-1b Notes, and in order to express the opinion hereinafter stated, we have, among other things, examined and relied, to the extent we deem proper, on the following documents:

(i) a copy of the registration statement on Form S-3 (File No. 333-201235) that was filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 415 under the Act on December 23, 2014 with respect to asset-backed notes, including the Class A-1b Notes, to be issued and sold in series from time to time, including the exhibits thereto, in the form in which it most recently became effective;

(ii) a copy of the preliminary supplement, dated as of August 25, 2015 (“Preliminary Supplement”), including a prospectus supplement, dated August 12, 2015 (“Prospectus Supplement”), and the prospectus dated August 6, 2015 related thereto (“Base Prospectus”), which are attached to the Preliminary Supplement and are

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Capital Auto Receivables LLC

August 26, 2015

incorporated therein by reference in their entirety, relating to the Class A-1b Notes that was filed with the Commission pursuant to Rule 424(b)(5) under the Act on August 25, 2015, and a copy of the supplement, dated as of August 25, 2015 (“Supplement”), including the Prospectus Supplement and the Base Prospectus, which are attached to the Supplement and are incorporated therein by reference in their entirety, relating to the Class A-1b Notes that was filed with the Commission pursuant to Rule 424(b)(5) under the Act on August 26, 2015;

(iii) the Trust Agreement, dated as of July 17, 2015, as amended and restated as of August 19, 2015 (the “Trust Agreement”), between the Depositor and BNY Mellon Trust of Delaware, as owner trustee;

(iv) the Trust Sale and Servicing Agreement among the Depositor, Ally Financial, as seller, servicer and custodian, and the Issuing Entity, dated as of August 19, 2015;

(v) the Indenture;

(vi) the Pooling and Servicing Agreement between Ally Financial and the Depositor, dated as of August 19, 2015; and

(vii) such other documents as we have deemed necessary for the expression of the opinions contained herein (collectively, the documents described in clauses (iii) through (vi) are referred to herein as the “Transaction Documents”).

In our examination, we have assumed, without independent verification, that the facts and representations and warranties in the documents upon which we relied are true and correct, and that the transactions contemplated by such documents have been or will be consummated strictly in accordance with their terms.

On the basis of the foregoing and on the basis of our examination of the Depositor’s Certificate of Formation and its Limited Liability Company Agreement, as amended, and a review of a Certificate of the Secretary of State of the State of Delaware as to the good standing of the Depositor, it is our opinion that:

(a)	The Depositor is a limited liability company validly existing and in good standing under the laws of the State of Delaware.

(b)

When duly executed and authenticated by the Indenture Trustee in accordance with the terms of the Indenture, and delivered against payment thereof, the Class A-1b Notes will have been duly authorized by all necessary action of the Issuing Entity and will have been legally issued and will be enforceable in accordance with their terms and entitled to the

Capital Auto Receivables LLC

August 26, 2015

benefits of the Transaction Documents, except as the same may be limited by Title 11 of the United States Code or other bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of creditors’ rights or the relief of debtors, as may be in effect from time to time, or by general principles of equity.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of securities or “Blue Sky” laws of the various states to the offer or sale of the Class A-1b Notes.

We wish to advise you that we are members of the bar of the State of New York and the opinions expressed herein are limited to the laws of the State of New York, the federal law of the United States of America and the Delaware Limited Liability Company Act.

We hereby consent to the filing of this opinion with Form 8-K in connection with the sale of the Class A-1b Notes and the reference to our firm in the Supplement, Prospectus Supplement and Base Prospectus under the captions “Legal Opinions.” In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP